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                                                                  Exhibit 10.40

                                                                 [COMERICA LOGO]

                     [COMERICA BANK--CALIFORNIA LETTERHEAD]

October 8, 1997

Russ Kinsch
Chief Financial Officer
SSE Telecom Inc.
47823 Westinghouse Drive
Fremont, CA 94539

Dear Russ,

Comerica Bank -- California ("Bank") is pleased to commit to SSE Telecom Inc. ("Borrower") the following updated and amended credit facilities which supersede the previous commitments:

FACILITY #1
TYPE/AMOUNT:    $5,000,000 secured revolving line of credit including a within line availability for letters of credit up to $1,000,000.

PURPOSE: To provide cash for short term operating needs and letters of credit.

ADVANCE RATE:   a) Borrowing availability is not subject to a formula until the utilization, including letters of credit, exceeds $3,000,000 at which time the maximum availability would be the lesser of the commitment amount or the following borrowing formula:
                i) 80% of eligible accounts receivables, and
                ii) A percentage of raw material inventory, to be determined based on an audit performed by the bank, up to a maximum amount of $1,000,000, and
                iii) 50% on Echostar stock pledged to the bank and available for sale as evidenced by authorization from Echostar.
                Major ineligible receivable categories are defined as contra, foreign (unless backed by letter of credit or credit insurance acceptable to the bank), affiliated, employee, consignment, C.O.D., unbilled, government (unless specifically assigned to the bank), over 90 day accounts, accounts from accounts debtors with more than 25% of their accounts over 90 days as well as concentrations in excess of 20% of the total. BORROWER IS TO
                TAKE OUT INSURANCE COVERAGE OF FOREIGN RECEIVABLES, WHICH
                INSURANCE IS TO BE ACCEPTABLE TO THE BANK.

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                    b) This facility may be converted to a nonformula line of
                    credit provided Borrower maintains a minimum of $6,000,000 of accounts receivable at all times and upon achieving two consecutive quarters of increasing minimum profitability defined as achieving operating and net profitability of at least $100,000 in one fiscal quarter and $200,000 in the subsequent fiscal quarter as well as being in compliance with all terms and conditions of the loan agreement.

PRICING:            Prime rate plus .75%
                    .25% p.a. fee. (15 month commitment fee of $15,625).

REPAYMENT:          Interest to be paid monthly. Principal is limited to the
                    lesser of the commitment amount or the borrowing base and is due at maturity.

EXPIRATION:         February 1, 1999.

SECURITY:           Perfected first security interest in accounts receivable,
                    inventory, fixed assets and intellectual property.

OTHER CONDITIONS:

This credit facility would be subject to a preloan audit of accounts receivable and inventory and would be governed by a loan and security agreement that would include, but would not be limited to the following:
1) Borrower is to maintain the following financial covenants:
     a) Minimum quick ratio of .65 increasing to .75 on 3-31-98. These amounts are to increase by .05 for every $1 million of after tax proceeds received from the sale of Echostar stock.

     b) Minimum tangible net worth of $23,000,000 increasing by 75% of quarterly profits and 100% of new equity and subordinated debt raised after the quarter ending 6-30-97. Since the net worth covenant includes the before tax value of Echostar stock, the net worth covenant will decrease by the amount of taxes paid on the sale of Echostar. THE MINIMUM TANGIBLE NET WORTH COVENANT MAY DECREASE BY $4,100,000 DUE TO THE RETIRING OF ECHOSTAR SUBORDINATED DEBENTURES FROM THE PROCEEDS FROM THE SALE OF ECHOSTAR STOCK. (THE TANGIBLE NET WORTH COVENANT AS OF 6-30-97 IS CALCULATED AS FOLLOWS: $21.1MM IN NET WORTH - $.49 MM IN FAIRCHILD INTANGIBLES - $.56MM IN CAPITALIZED SOFTWARE + $4.1 MM IN SUBORDINATED ECHOSTAR DEBENTURES = $24.2 MM ACTUAL TANGIBLE NET WORTH).

     c)   Maximum debt to tangible net worth of 1.0:1.0.

     d) Borrower is to be profitable on an operating and after tax basis quarterly with the exception of the quarter ending 9-30-97 which may be a loss of up to $500,000 and with the exception of any one quarter which may be a loss of up to $250,000. Borrower is to be profitable on an operating and after tax basis for the fiscal year 1998.

2) Borrower is to provide Bank with:



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     a) Quarterly 10Q within 45 days of quarter end.

     b) Annual 10K report and unqualified CPA audited financial statements.

     c) Monthly borrowing base certificate, inventory report, accounts receivable and payable agings when utilization exceeds $3,000,000. Quarterly accounts receivable and accounts payable agings when on a nonformula basis.

     d) Budgets, sales projections or other financial exhibits which Bank may reasonably request.

     e) Copies of all SEC documents.

3)   Without Bank's prior written approval, Borrower will not:

     a) Pledge assets other than to Bank except for purchase money transactions (leases).

     b) Enter into direct borrowings or guaranties except for normal trade credit.

     c) Enter into merger or acquisition.

     d) Declare or pay cash dividends.

     e) Repurchase stock.

     f) Expend more than $2,000,000 in annual capital expenditures.

     g) INVEST MORE THAN AN ADDITIONAL $600,000 IN "OTHER INVESTMENTS" INCLUDING MEDIA 4 WHICH INVESTMENT IS TO COME FROM THE PROCEEDS FROM THE SALE OF ECHOSTAR STOCK. THIS INVESTMENT IS TO BE CLASSIFIED AS AN INTANGIBLE ASSET FOR TANGIBLE NET WORTH COVENANT CALCULATION PURPOSES.

4) Bank shall have the right to audit Borrower's financial records. The cost is for the account of the Borrower.

5) There shall be a cross default provision between this credit and any existing or future credit arrangements.

6) Out of pocket costs including legal fees, filing fees, etc. incurred are for the account of Borrower. However, if standard loan agreement documentation is used there will be no legal fees associated with the loan agreement portion of the documentation.

7)   Borrower is to maintain its primary depository accounts with Bank.

FACILITY #2
TYPE/AMOUNT:   $1,250,000 non-revolving equipment line of credit. Initially this amount will be reserved under the collateral availability
               (Borrowing Base) as defined under the Advance Rate section of the revolving line of credit. This loan will amortize as scheduled below and will be broken out from the collateral availability formula after two consecutive quarters of increasing profitability, meeting the debt service requirement and being in compliance with the terms and conditions of the loan agreement.

PURPOSE:       To provide financing for the refinancing of the existing Union
               Bank
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               capital equipment loan and an additional lease.

ADVANCE RATE:  100% of the take out amount for the existing equipment on the term loan at Union Bank and an additional lease.

PRICING:       Interest Rate: Prime rate plus .5%
               .25% commitment fee. ($3,125)

REPAYMENT:     Equal monthly principal payments with interest added during the
               36 month amortization period.

MATURITY:      September 30, 2000.

SECURITY:      Lien on all fixed assets. This facility will be cross defaulted and cross collateralized to the revolving line of credit
               (Facility #1)

FACILITY #3
TYPE/AMOUNT:   $500,000 non-revolving equipment line of credit. THIS
               FACILITY BECOMES AVAILABLE AFTER THE COMPANY HAS ONE QUARTER OF
               OPERATING PROFITABILITY, IS MEETING THE DEBT SERVICE REQUIREMENT
               AND IS IN COMPLIANCE WITH THE TERMS AND CONDITIONS OF THE LOAN
               AGREEMENT.

PURPOSE:       To provide financing for new equipment.

ADVANCE RATE:  80% of the invoice price on acceptable newly purchased equipment excluding soft costs such as taxes, freight, installation etc.

PRICING:       Interest Rate: Prime rate plus .5%
               .25% commitment fee. ($1,250)

REPAYMENT:     Interest only during the drawdown period followed by equal monthly principal payments with interest added during the 36 month amortization period.

DRAWDOWN:      Latest drawdown date June 30, 1998

MATURITY:      June 30, 2001.

SECURITY:      Lien on all fixed assets. This facility will be cross defaulted and cross collateralized to the revolving line of credit
               (Facility #1)

CONDITIONS:
The non-revolving equipment loans (FACILITIES #2 AND #3) will be governed by the loan agreement
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used to document Facility #1. The loan agreement will include financial and operating covenants including the conditions listed above in Facility #1. In addition to the terms and conditions in Facility #1 the Borrower is to meet a minimum quarterly debt service covenant of 1.5 beginning with the quarter ending 12-31-97 defined as follows:

                      NPAT + Depreciation  + Amortization
                      -----------------------------------
                current principal payments on all long term debt

Comerica Bank -- California is pleased to have this opportunity to work with SSE Telecom Inc., and to provide these credit commitments. We are glad to assist you in your growth plans and hope that this is the beginning of a long and mutually beneficial relationship. If the above commitment is satisfactory please acknowledge your acceptance by signing below and returning this commitment letter to me along with the commitment fees by October 15, 1997 at which time this commitment will expire. Upon receipt of the above we will immediately proceed to schedule and audit, document the loans and review the accounts and cash management services.

Borrower                                 Bank

SSE Telecom Inc.                         Comerica Bank -- California


by: /s/ Russ Kinsch                      by: /s/ Alan Jepsen
    ---------------------------              -------------------------
Russ Kinsch                              Alan Jepsen
Chief Financial Officer                  Vice President and Assistant Manager